           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Series Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Value
Fund, (one of the portfolios of the Oppenheimer Series Fund, Inc.), of our report dated December 13, 2007, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
January 28, 2008